News Release: FOR IMMEDIATE RELEASE

For additional information, contact:

Senior Vice President & CFO: Amy Forster Westell Technologies Inc. 630.375.4721 aforster@westell.com	Trade/Business Press: James Atten Westell Technologies Inc. 630.375.4450 jatten@westell.com

Westell Technologies 2nd Quarter Highlights

•                    Consolidated revenue for the quarter increased to $60.4 million from $58.9 million in the previous quarter.

•                    Net loss for the second quarter decreased to $668,000 or $0.01 per share.

•                    Westell has been awarded a supplier position to provide ProLine™ modems to AT&T’s 22 state territory under its Hybrid DSL program.

•                    Timothy Pillow was named Chief Marketing Officer, a newly created position.

Westell Technologies Reports 2nd Quarter Results

AURORA, IL, OCTOBER 24, 2007 - -Westell Technologies, Inc. (NASDAQ: WSTL), a leading provider of broadband products, gateways and conferencing services, today announced that consolidated revenue for the second quarter ended September 30, 2007 increased 2.5% to $60.4 million while net loss decreased 27.1% to $668,000 or $0.01 per share.

“A relentless focus on execution continues to drive our restructuring efforts under the five-point plan I outlined earlier this year,” said Thomas Mader, Westell Chief Executive Officer. “These results reflect our renewed investment in research and development, the outsourcing of Westell’s manufacturing and exploration of new markets for our broadband products.”

Net loss for the quarter includes pre-tax charges of $552,000 of consulting costs related to outsourcing plan implementation and $598,000 for accelerated depreciation on manufacturing equipment that will no longer be needed post outsourcing. Westell recorded a net loss of $916,000 or $0.01 per share in the first fiscal quarter, which included pre-tax charges of $3.9 million for restructuring expenses, $545,000 in consulting costs and $475,000 for accelerated depreciation on equipment related to the Company’s manufacturing outsourcing plan as well as a $2.7 million net gain relating to a contract settlement.

Customer Networking Equipment (CNE) revenue increased to $32.2 million from $31.1 million in the first quarter due to an increase in unit volume, which was partially offset by price reductions. Network Service Access (NSA) equipment revenue increased to $15.1 million from $14.3 million on increased sales of network interface units. Conferencing Services revenue decreased to $13.0 million from $13.5 million primarily because of fewer business days in the quarter.

Other Activity

•

Westell has been selected by AT&T to provide ProLine™ modems to AT&T’s 22 state region under its Hybrid DSL program. Shipments of product under this new agreement are anticipated to begin in early 2008. “Winning this business from AT&T is a very positive step for Westell and a validation of our position in the marketplace. It allows us to expand the reach of our core CNE business within the new AT&T, while continuing to develop innovative products for the next evolution of broadband services,” said CEO Mader.

•

In August, Westell hired Timothy R. Pillow, former executive vice president with Nortel Networks, as its first Chief Marketing Officer and Strategist in a focused effort to enhance Westell’s current marketing capabilities and as a means of accelerating strategic alliances.

•

The Company made a $2.5 million investment in Contineo Systems, a Plano, Texas-based software developer, for a 40% equity ownership position. Contineo develops communications security software solutions to enable broadband carriers to maximize revenue from existing customers. “Through this investment, Westell enhances its efforts to improve product innovation and speed time to market,” said Mader.

•

With the launch of the Ultra Line Series3 WireSpeedTM router portfolio, Westell is ideally-positioned to serve the emerging IPTV and Fiber-to-the-Home markets with best-in-class routing performance for video and high-speed internet services.

Outlook and Q3 Guidance

“The manufacturing outsourcing strategy that was announced in May is on schedule. The CNE product line is now completely manufactured by our manufacturing outsource partners and the remaining NSA products are scheduled to be completely outsourced in the fourth fiscal quarter. The anticipated results of outsourcing are expected to reduce costs while maintaining Westell’s reputation for quality products and services.”

For the third fiscal quarter of 2008, Westell expects revenue to be in a range of $43 to $45 million. Westell expects EPS to be in a range of $0.06 to $0.07 loss per share. The reduction in anticipated third quarter revenue is primarily the result of transitioning the modems provided to AT&T from the former BellSouth contract, which Westell concluded shipping against in October, to the new AT&T contract. Shipments under the new contract are expected to commence in the fourth fiscal quarter.

Conference Call Information

Conference Plus, Inc. (ConferencePlus), a Westell subsidiary, will manage Westell’s second quarter fiscal 2008 earnings conference call on Thursday, October 25, 9:30 AM ET using its EventManager™ Service.

Participants can register for the Westell conference by going to the URL:

http://www.conferenceplus.com/westell

With EventManager, participants can quickly register online in advance of the conference through a customizable web page that can be used to gather multiple pieces of information from each participant, as specified by the event arranger. After registering, participants receive dial-in numbers, a passcode, and a personal identification number (PIN) that is used to uniquely identify their presence and automatically join them into the audio conference. If a participant experiences any technical difficulties after joining the conference on October 25, simply press *0 for support.

If you do not wish to register, you can participate in the audio portion of the call on October 25 by dialing ConferencePlus at 1-877-875-0056 no later than 9:15 AM, Eastern Time and using confirmation number 19483765. International participants may dial 1-847-585-4340.The Company’s earnings press release and any related earnings information to be discussed on the earnings conference will be posted on the Investor Relations section of the Company’s website at http://www.westell.com. An archive of the entire conference will be available on Westell’s website or via Digital Audio Replay one hour following the conclusion of the conference. The replay of the conference can be accessed by dialing 1-888-843-8996 or 1-630-652-3044 and entering 9842363#.

About Westell

Westell Technologies, Inc., headquartered in Aurora, Illinois, is a holding company for Westell, Inc. and ConferencePlus, Inc. Westell, Inc. designs and develops broadband telecommunications access products. ConferencePlus, Inc. is a collaborative Application Service Provider that manages and hosts voice, video, IP applications and back-office services. Additional information can be obtained by visiting Westell's Web site at www.westell.com.

About ConferencePlus

ConferencePlus, a Westell Technologies, Inc. (NASDAQ: WSTL - News) subsidiary, is a leading global provider of audio, web, video and IP conferencing services. ConferencePlus is dedicated to providing high quality, innovative conferencing solutions to its domestic and international clients and telecommunications resellers. ConferencePlus is recognized for outstanding customer service and support to help clients meet their business objectives. The company is headquartered in Schaumburg, Illinois with an international headquarters in Dublin, Ireland. Additional information can be obtained by visiting the ConferencePlus web site at www.conferenceplus.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act 1995:

Certain statements contained herein including, without limitation, statements containing the words "believe," “ on track, “ "anticipate," “committed” "expect," "estimate", "await," "continue," "intend," “may,” “will,” “should,” and similar expressions are forward looking statements that involve risks and uncertainties. These risks include, but are not limited to, product demand and market acceptance risks, need for financing, the economic downturn in the U.S. economy and telecom market, the impact of competitive products or technologies, competitive pricing pressures, product development, excess and obsolete inventory due to new product development, commercialization and technological delays or difficulties (including delays or difficulties in developing, producing, testing and selling new products and technologies), the effect of Westell’s accounting policies, the need for additional capital, the effect of economic conditions and trade, legal social and economic risks (such as import, licensing and trade restrictions) and other risks more fully described in Westell’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007 under the section “Risk Factors”. Westell undertakes no obligation to release publicly the result of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Financial Tables to Follow:

Westell Technologies, Inc.
Financial Results (continued)
(Dollars in thousands)

	September 30,	March 31,
	2007	2007

Cash and short term investments	68,932	72,167
Accounts receivable	24,375	25,700
Inventory	23,179	18,604
Total current assets	129,394	124,585
Goodwill and intangibles	20,074	20,383
Total assets	211,867	207,350
Total current liabilities	36,530	36,154
Total liabilities and minority interest	44,090	40,011
Shareholders' equity	167,777	167,339

Days sales outstanding	36	39

Westell Technologies, Inc.
Financial Results

(Dollars in thousands except per share amounts)

	Three Months ended September 30, 2007	2006	Six Months ended September 30, 2007	2006
Revenues				
NSA	$ 15,142	$ 15,247	$ 29,402	$ 29,299
CNE	32,195	44,779	63,291	84,281
Services	13,026	11,773	26,573	23,595
Total revenues	60,363	71,799	119,266	137,175
Gross profit				
Equipment	10,796 (1)	17,916	22,220 (1)	33,729
Services	6,098	5,823	12,909	11,742
Total gross profit	16,894	23,739	35,129	45,471
Gross margin				
Equipment	22.8% (1)	29.8%	24.0% (1)	29.7%
Services	46.8%	49.5%	48.6%	49.8%
Total gross margin	28.0%	33.1%	29.5%	33.1%
Operating expenses				
Sales & marketing	7,218	7,306	12,001 (2)	14,457
Expense to revenue	12.0%	10.2%	10.1%	10.5%
General & administrative	5,372 (3)	4,506	10,969 (3)	9,158
Expense to revenue	8.9%	6.3%	9.2%	6.7%
Research & development	5,478	6,252	11,304	11,949
Expense to revenue	9.1%	8.7%	9.5%	8.7%
Restructuring	286 (4)	-	4,143 (4)	-
Expense to revenue	0.5%	0.0%	3.5%	0.0%
Intangibles amortization	457	415	913	830
Expense to revenue	0.8%	0.6%	0.8%	0.6%
Total operating expenses	18,811	18,479	39,330	36,394
Expense to revenue	31.2%	25.7%	33.0%	26.5%
Operating income (loss)	(1,917)	5,260	(4,201)	9,077
Other income	935	772	1,931	1,440
Interest expense	-	(1)	(2)	(2)
Income (loss) before minority interest and taxes	(982)	6,031	(2,272)	10,515
Income tax expense (benefit)	(362)	2,376	(800)	4,121
Minority interest	48	48	112	110
Net income (loss)	$ (668)	$ 3,607	$ (1,584)	$ 6,284
Income (loss) per common share:				
Basic	$ (0.01)	$ 0.05	$ (0.02)	$ 0.09
Diluted	$ (0.01)	$ 0.05	$ (0.02)	$ 0.09
Average number of common shares outstanding:				
Basic	70,316	69,939	70,216	69,898
Diluted	70,316	70,834	70,216	71,010

Footnotes:

(1) Accelerated depreciation in the amount of $598,000 and $1.1 million were recorded on manufacturing equipment in the three and six months periods, respectively.

(2) The Company recorded a $3.3 million gain relating to a vendor settlement and $600,000 in associated expenses for a net gain of $2.7 million.

(3) The Company recorded $552,000 and $1.1 million of consulting costs related to the implementation of the outsourcing strategy in the three and six months periods, respectively.

(4) Reorganization costs are for severance and related costs resulting from the outsourcing strategy.